NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF 2019

(Carson City, Nevada) - August 8, 2019

PICO Holdings, Inc. (NASDAQ:PICO) reported results for the second quarter ended June 30, 2019. Our reported shareholders’ equity was $175.2 million ($8.73 per share) at June 30, 2019, compared to $176.6 million ($8.52 per share) at December 31, 2018.

Second Quarter Results of Operations

Our second quarter results of operations were as follows (in thousands):

	Three Months Ended June 30,
	2019	2018
Total revenue	$2,663	$10,612
Total cost and expenses	3,781	6,281
Gain (loss) from operations before income taxes	(1,118)	4,331
Provision for federal and state income taxes	—	(72)
Net income (loss) attributable to PICO Holdings, Inc.	(1,118)	4,259
Net income from discontinued operations, net of tax	—	43
Net income (loss) attributable to PICO Holdings, Inc.	$(1,118)	$4,302

Net income (loss) per share	$(0.06)	$0.19

Six Months Results of Operations

Our six months results of operations were as follows (in thousands):

	Six Months Ended June 30,
	2019	2018
Total revenue	$14,783	$10,956
Total cost and expenses	9,217	9,487
Gain from operations before income taxes	5,566	1,469
Provision for federal and state income taxes	—	(72)
Net income attributable to PICO Holdings, Inc.	5,566	1,397
Net income from discontinued operations, net of tax	—	43
Net income attributable to PICO Holdings, Inc.	$5,566	$1,440

Net income per share	$0.27	$0.06

PICO’s Chief Executive Officer, Dorothy Timian - Palmer, commented:

“Our net income of $5.6 million for the six months ended June 30, 2019 was largely due to the monetization of three of our water assets. In the second quarter of 2019 we sold 299 acre - feet of Truckee River water rights in Washoe County, Nevada for approximately $1.9 million. In the first quarter of 2019 we sold 1,064 acres of land and 18 acre-feet of water rights in Dodge Flat, Fernley, Nevada for gross proceeds of $8.9 million and a gross margin of approximately $7.2 million. In addition, also during the first quarter, our subsidiary, Fish Springs Ranch, LLC sold 86 acre-feet of water rights to residential developers at $35,000 per acre-foot in the North Valleys region of Reno, Nevada. While we did not sell any additional water rights from our Fish Springs Ranch inventory in the second quarter, we believe there is both short-term and long-term demand for this water resource and our Carson Lyon water rights, from which we sold 10.06 acre-feet for $25,000 per acre-foot during the second quarter, due to the robust growth that is occurring in northern Nevada.

“Our net loss for the second quarter was $1.1 million. This was largely because the only major sale in the second quarter was the sale of our Truckee River water rights. The gross margin of approximately $449,000 on this transaction did not cover our other second quarter expenses of approximately $2.1 million. Included in our expenses for the second quarter of 2019 were final severance accruals - chiefly for John Perri our former Chief Financial Officer - of approximately $200,000. In the second quarter we fully completed the transition of our accounting and finance functions to Carson City, Nevada. We expect our ongoing annual net operating cash costs, that is, overhead, project related costs, and operating income before any asset monetizations or extraordinary items, to be approximately $5.5 million. We will continue to review all operations to identify possible further reductions in our net costs.

“With respect to our capital allocation, we believe that repurchasing shares of our common stock is still attractive at current stock price levels. During the six months ended June 30, 2019, we repurchased approximately 665,000 shares on the open market for approximately $7 million ($10.60 per share) and as of June 30, 2019, we had 20,062,023 shares outstanding.”

Net Operating Loss Carryforwards

At December 31, 2018, we had approximately $170.1 million of (pre-tax) federal net operating loss carryforwards, or NOLs, that could be utilized in certain circumstances to offset PICO’s taxable income and reduce its federal income tax liability. Additional information with respect to these NOLs is contained in our Annual Report on Form 10-K for the year ended December 31, 2018 that we filed with the Securities and Exchange Commission.

About PICO Holdings, Inc.

As of June 30, 2019, our primary holding was Vidler Water Company, Inc. “Vidler”, a water resource and water storage business with assets and operations primarily in the Southwestern U.S.

Currently, we believe the highest potential return to shareholders is from a return of capital. As we monetize assets, rather than reinvest the proceeds, we intend to return capital to shareholders through a stock repurchase program or by other means such as special dividends. Nonetheless, we may, from time to time, reinvest a portion of proceeds from asset monetizations in further development of existing assets, if we believe the returns on such reinvestment outweigh the benefits of a return of capital.

OTHER INFORMATION

At June 30, 2019, we had a market capitalization of $233.1 million, and 20,062,023 shares outstanding.

We remind all of our stockholders that questions regarding our operations may be submitted to info@picoholdings.com, and, if appropriate, we will post on our website responses to these questions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including statements regarding our business objectives, our ability to monetize our water resources, the future demand for our water resources, the savings expected from the transition of our accounting and finance functions to Carson City and associated reduction in headcount, our ability to preserve and utilize NOLs to offset taxable income and reduce our federal income liability, and our ability to monetize assets and return capital to shareholders through stock repurchases or through other means, are forward-looking statements based on current expectations and assumptions and are subject to risks and uncertainties.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which Vidler operates; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses in which Vidler operates; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (775) 885-5000 x200 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CONTACT:    Dorothy Timian-Palmer
President and Chief Executive Officer
(775) 885-5000

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